CALIDI BIOTHERAPEUTICS, INC.
PROMISSORY NOTE

$ 600,000.00 USD

San Diego, California
July 1, 2024

FOR VALUE RECEIVED, Calidi Biotherapeutics, Inc., a Delaware corporation ("Borrower"), hereby unconditionally promises to pay to Dennis R. Conklin, or its registered assigns ("Holder"), the principal amount of $600,000.00 USD ("Principal Amount") pursuant to that certain Loan Agreement, dated July 1, 2024 by and between Borrower and Holder (the "Loan Agreement"), together with interest thereon in accordance with the terms hereof, from the date hereof until the date on which this Promissory Note (the "Note") is paid in full. All capitalized terms used and not defined herein shall have the meanings ascribed to them in the Loan Agreement.

1. Terms of Note.

(a) Payment of Principal Amount. Holder shall fund or pay Borrower the Principal Amount on the following date: $600,000.00 July 2, 2024 ("Payment Date") via Wire Transfer as follows:

(b) Interest Rate. Interest on the then outstanding Principal Amount of this Note shall accrue at a rate per annum equal to fifteen percent (15.0%) simple interest beginning on the Payment Date. All interest shall be calculated on the basis of the actual daily balances of Principal Amount outstanding for the exact number of days elapsed, using a year of three hundred sixty (360) days.

(c) Maturity Date. Except as otherwise provided herein, the entire Principal Amount of this Note, together with all accrued but unpaid and pro-rated interest payable thereon, shall be due and payable in full on the earlier of: (i) three (3) calendar years from the Payment Date (the "Maturity Date") or (ii) an Event of Default (as defined below). Such payments shall be pro-rated and applied first to the payment of unpaid interest and second to reduce the outstanding Principal Amount.

(d) Annual Payments of Accrued Interest. Holder shall be paid annual accrued interest after each calendar year from the Payment Date until any remaining interest is paid in full on the Maturity Date.

2. Voluntary Prepayment. Unpaid Principal Amount, together with interest thereon, may be prepaid, in whole or in part, at any time prior to the Maturity Date without penalty.

3. Events of Default. Upon the occurrence of any of the following events ("Event of Default"), the Borrower shall be in default hereunder,

(a) failure by the Borrower to pay when due any of the principal or accrued and unpaid interest hereunder; and such default shall have continued for a period of thirty days (30) days;

(b) the Borrower (i) applies for or consents to the appointment of a receiver, trustee, custodian or liquidator of itself or any part of its property, (ii) becomes subject to the appointment of a receiver, trustee, custodian or liquidator of itself or any part of its property if such appointment is not terminated or dismissed within sixty (60) days, (iii) makes an assignment for the benefit of creditors, (iv) is adjudicated as bankrupt or insolvent, (v) institutes any proceedings under the United States Bankruptcy Code or any other federal or state bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally, or files a petition or answer seeking reorganization or an arrangement with creditors to take advantage of any insolvency law, or files an answer admitting the material allegations of a bankruptcy, reorganization or insolvency petition filed against it, or (vi) becomes subject to any proceedings under the United States Bankruptcy Code or any other federal or state bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally, which proceeding is not dismissed within sixty (60) days of filing, or has an order for relief entered against it in any proceeding under the United States Bankruptcy Code.

If an Event of Default occurs, all indebtedness under this Note shall become immediately due and payable, and the Borrower shall immediately pay to Holder all amounts outstanding hereunder. Holder shall, following and during the continuance of an Event of Default, also have all other rights which Holder may have pursuant to applicable law.

4. Amendment and Waiver. Neither party may assign this Note nor any right or interest arising out of this Note, in whole or in part, without consent of the other party. Any term of this Note may be amended and the observance of any term of this Note may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Borrower and Holder.

5. Place of Payment. Payments of principal and interest and all notices and other communications to Holder hereunder or with respect hereto are to be delivered to Holder at the address identified in the Loan Agreement or to such other address as specified by Holder by prior written notice to the Borrower, including any transferee of this Note.

6. Costs of Collection. In the event that the Borrower fails to pay when due (including, without limitation upon acceleration in connection with an Event of Default) the full amount of principal and/or interest hereunder, the Borrower shall indemnify and hold harmless Holder of any portion of this Note from and against all costs and expenses incurred in connection with the enforcement of this provision or collection of such principal and interest, including, without limitation, attorneys' fees and expenses.

7. Waivers. The Borrower hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note.

8. Mutilated, Destroyed, Lost and Stolen Note. In case the Note shall be mutilated, lost, stolen or destroyed, the Borrower shall issue a new Note of like date, tenor and denomination and deliver the same in exchange and substitution for and upon surrender and cancellation of the mutilated Note, or in lieu of a lost, stolen or destroyed Note, upon receipt of evidence satisfactory to the Borrower of the loss, theft or destruction of such Note.

9. Interest Savings Clause. In the event any interest is paid on this Note which is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of this Note.

10. Governing Law. THIS NOTE AND THE RIGHTS AND DUTIES OF THE BORROWER AND HOLDER HEREOF SHALL BE GOVERNED BY, CONSTRUED IN AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF ARIZONA TO CONTRACTS EXECUTED AND TO BE PERFORMED ENTIRELY WITHIN THAT STATE.

IN WITNESS WHEREOF, the Borrower has executed and delivered this Note on July 1, 2024

BORROWER:

Calidi Biotherapeutics, Inc.

By: /s/ Allan Camaisa
Name: Allan Camaisa
Title: Chief Executive Officer

Acknowledged and Agreed:

HOLDER:

By:/s/ Dennis R. Conklin

Name: Dennis R. Conklin